EXHIBIT 4.2

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Amendment") is dated effective as of September 30, 2005, by and among AMERICA’S CAR MART, INC., an Arkansas corporation and TEXAS CAR-MART, INC., a Texas corporation (separately and collectively, “Borrower”) and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

A.        Reference is made to the Revolving Credit Agreement dated as of June 23, 2005, and amended by the First Amendment to Revolving Credit Agreement, dated effective as of June 23, 2005, and executed August 19, 2005 (as amended, the "Credit Agreement"), by and among Borrowers and Bank, pursuant to which the Bank established a $5,000,000 Revolving Line of Credit in favor of Borrower for the purpose of refinancing existing indebtedness and for working capital needs and general business purposes.

B.        Borrower has requested that Bank increase the $5,000,000 Revolving Line of Credit to $10,000,000, and extend the maturity date thereof; and Bank has agreed to accommodate Borrower’s request, subject to the terms and conditions hereof. Terms used herein shall have the meanings given in the Credit Agreement unless otherwise defined herein.

AGREEMENT

For valuable consideration received, the parties agree to the following.

1.            Amendments to Credit Agreement. The Credit Agreement is amended as follows.

1.1.  In Section 1.01 (Defined Terms), the definition of “ACM-Texas Sub-Debt” is hereby deleted and replaced with the following:

“’ACM-Texas Sub-Debt’ means the revolving line of credit provided to the Borrower by ACM-Texas, in an amount not to exceed Ten Million and No/100 Dollars ($10,000,000.00).”

1.2.  In Section 1.01 (Defined Terms), the definition of “Borrowing Base” is hereby deleted and replaced with the following:

“’Borrowing Base’ means, as of the date of determination, (i) $2,000,000, plus (ii) eighty percent (80%) of Borrower’s Eligible Inventory, plus (iii) eighty percent (80%) of the purchase price of the real property and equipment set forth on Exhibit “A-1” hereto.”

The list of real property and equipment to be attached to the Credit Agreement as Exhibit “A-1” is attached to this Amendment as Schedule 1.1.

1.3.  In Section 1.01 (Defined Terms), the definition of “Commitment” is amended to evidence that the Commitment is hereby increased to $10,000,000.

1.4.  In Section 1.01 (Defined Terms), the definition of “Funded Debt” is hereby deleted and replaced with the following:

“’Funded Debt’ means all outstanding Debt for Borrowed Money (not including the Colonial Sub-Debt up to a maximum amount of $3,000,000).”

1.5.  In Section 1.01 (Defined Terms), the definition of “Interest Period” is hereby deleted and replaced with the following:

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made and ending, as the Borrower may select, pursuant to Section 2.04, on the numerically corresponding day in the first, second, third, sixth, ninth, or twelfth calendar month thereafter, except that each such Interest Period that commences on the last day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last day of the appropriate subsequent calendar month; provided, however, that no Interest Period may extend beyond the Termination Date.”

1.6.  In Section 1.01 (Defined Terms), the definition of “Termination Date” is amended to evidence that the Termination Date is hereby extended to April 30, 2009.

1.7.  Section 2.03 (Interest) is amended to evidence that the table contained therein is hereby deleted and replaced with the following:

Borrower’s Ratio of Funded Debt to EBITDA	Adjusted LIBOR Rate	Adjusted Prime Rate
< 1.75 > 1.75 and < 2.0 > 2.0 and < 2.25 > 2.25	LIBOR Rate plus 2.75% LIBOR Rate plus 3.0% LIBOR Rate plus 3.25% LIBOR Rate plus 3.5%	Prime Rate minus .25% Prime Rate plus 0.0% Prime Rate plus .25% Prime Rate plus .5%

1.8.  Section 2.03 (Interest) is hereby amended to evidence the addition the following paragraph:

“The Adjusted LIBOR Rate and Adjusted Prime Rate shall be recalculated on not less than a monthly basis, upon Bank’s receipt of Borrower’s monthly financial statements.”

1.9.  Section 2.05 (Unused Portion Fee) is hereby deleted and replaced with the following:

“Section 2.05. Unused Portion Fee. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Bank’s Commitment from the date hereof until the Termination Date at the rate of one-tenth of one percent (1/10 of 1%) per annum, calculated monthly and payable on the last day of each June and December during the term of the Bank’s Commitment, commencing December 31, 2005, and ending on the Termination Date; provided, however, that no Unused Portion Fee will be paid for any given month during which the average monthly revolving balance exceeds (i) from the date hereof to March 31, 2007, $5,000,000, and (ii) from March 31, 2007 to the Termination Date, $6,000,000.”

1.10.  Section 2.14 (Termination Fee) is hereby amended to evidence that ”six (6) months” and “$10,000” are hereby deleted and replaced with “fifteen (15) months” and “$25,000”, respectively.

1.11.  Section 2.15 (Audit Fees) is amended to evidence that the following sentence is hereby added as the first sentence of said Section 2.15:

“Section 2.15. Audit Fees. To the extent that Bank’s auditors reasonably determine that any amounts reported by the Borrower are incorrect (including amounts on a Borrowing Base Certificate, pursuant to the Financial Covenants in Article 7, or elsewhere pursuant to the loan documents), then the adjusted amount(s) reasonably determined by the Bank’s auditors shall be deemed to be the correct amount(s) until such time, if ever, that the Borrower shall provide convincing evidence to the Bank to the contrary. The Borrower agrees . . .”

1.12.  Section 5.08 (Reporting Requirements) is amended to evidence that a new subsection (14) is hereby added, as follows:

“(14) In the event Borrower ceases to sell Vehicle Contracts to Colonial, Borrower shall provide to Bank, as soon as available and in any event by the fifteenth (15th) day of each calendar month for the immediately preceding calendar month: (a) a collateral and loan status report; (b) an aging of the Borrower’s Contracts on a summary basis; (c) a summary list of Contracts where the Contract Debtor is subject to an insolvency proceeding; (d) a report of Net Charge-Offs; (e) a lot status report; and (f) other reports as to the Collateral of the Borrower as the Bank may reasonably request from time to time.”

1.13.  The Borrowing Base Certificate attached to the Credit Agreement as Exhibit “A” is hereby deleted and replaced with the Borrowing Base Certificate attached as Schedule “1.10” hereto.

1.14.  A new Section 5.15 is hereby added, as follows:

“5.15 Additional Security. Upon the occurrence of an Event of Default, or at the request of Bank, Borrower shall grant to Bank a first priority security interest in the real property and equipment set forth on Exhibit “A-1” hereto, and shall execute all documents and agreements and take all steps required or requested by Bank in order for Bank to perfect its liens and security interests in such real property and equipment.”

1.15.  A new Section 6.18 is hereby added, as follows:

“6.18 Negative Pledge. Borrower shall not give power to, create, incur, permit, or suffer to exist, or allow any Subsidiary to give power to, create, incur, permit, or suffer to exist, any Lien upon the real property and equipment set forth on Exhibit “A-1”, or any improvements thereon, except for Liens permitted under Section 6.01 herein.”

2.  Conditions Precedent. The obligations of the Bank to perform under the Credit Agreement, as amended hereby, are subject to the satisfaction of the following.

2.1.  Borrower shall execute and deliver the $10,000,000 Promissory Note, in form and content as set forth on Schedule “2.1” hereto.

2.2.  Borrower shall execute and deliver any other instruments, documents and/or agreements reasonably required by Bank in connection herewith.

2.3.  No Default or Event of Default exists or will result from the execution and delivery of this Amendment.

3.  Representations and Warranties. Each of the Borrower and the Guarantors, respectively, hereby ratify and confirm all representations and warranties set forth in Article IV of the Credit Agreement, Section 8 of the Security Agreement, and Sections 24 through 29 of the Guaranty Agreement other than any representation or warranty that relates to a specific prior date and except to the extent that the Bank has been notified in writing by the Borrower that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty.

4.  Ratification. Borrower hereby ratifies and confirms the Credit Agreement, and all instruments, documents, and agreements executed by and in connection therewith.

5.  Ratification and Amendment of Guaranties. ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Guaranty, (ii) acknowledges and agrees that its said Guaranty is hereby amended to evidence that the amount of the Loan and Note, as defined therein, shall now be $10,000,000, and (iii) acknowledges and agrees that its respective Guaranty fully guarantees the $10,000,000 Note.

6.  Ratification and Amendment of Subordination Agreements. ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Subordination Agreement, (ii) acknowledges and agrees that its respective Subordination Agreement is hereby amended to evidence that the amount of the Loan and Note, as defined therein, shall now be $10,000,000, (iii) acknowledges and agrees that the Superior Obligations and Superior Liens, as defined in its respective Subordination Agreement, shall now include the $10,000,000 Note, and (iv) acknowledges and agrees that its respective Subordinate Obligations and Subordinate Liens are subordinate to the $10,000,000 Note.

7.  Paying Agent. Bank and Borrower hereby acknowledge and agree that Bank of Arkansas, N.A., shall be designated as paying agent for Bank. All payments which are to be made to Bank under the terms of the Credit Agreement and other Loan Documents shall be made to Bank of Arkansas, N.A. as paying agent.

8.  Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

9.  Multiple Counterparts. This Amendment may be executed in any number of counterparts, and by different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.  Costs, Expenses and Fees. Borrower agrees to pay all costs; expenses and fees incurred by Banks in connection herewith, including without limitation the reasonable attorney fees of Riggs, Abney, Neal, Turpen, Orbison and Lewis.

[Signature page to follow.]

“BORROWER”

AMERICA’S CAR MART, INC., an Arkansas corporation

By /s/ Mark D. Slusser
Mark D. Slusser, Vice President

TEXAS CAR-MART, INC., a Texas corporation

By /s/ Mark D. Slusser
Mark D. Slusser, Vice President

"GUARANTOR" and “SUBORDINATING PARTY”

AMERICA’S CAR-MART, INC., a Texas corporation, formerly known as Crown Group, Inc.

By /s/ Mark D. Slusser
Mark D. Slusser, Vice President

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By /s/ Tilman J. Falgout, III
Tilman J. Falgout, III, President

“BANK”

BANK OF OKLAHOMA, N.A.

By /s/ Jeffrey R. Dunn
Jeffrey R. Dunn, Vice President